As filed with the Securities and Exchange Commission on September 27, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MarketWise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-1767914
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
1125 N. Charles St.
Baltimore, Maryland 21201
(Address of principal executive offices) (Zip code)

MarketWise, Inc. 2021 Incentive Award Plan
MarketWise, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plans)

Gary Anderson
General Counsel
1125 N. Charles St.
Baltimore, Maryland 21201
(888) 261-2693
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Christopher J. Clark, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	35,045,000(2)	$8.265(3)	$289,646,925(3)	$31,600.48
Class A common stock, par value $0.0001 per share	6,409,000(4)	$8.265(3)	$52,970,385(3)	$5,779.07
Total	41,454,000		$342,617,310	$37,379.55
________________
(1)Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover additional shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), which become issuable under the MarketWise, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the MarketWise, Inc. 2021 Incentive Award Plan (the “2021 Incentive Plan”), by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Represents 35,045,000 shares of Common Stock available for future issuance under the 2021 Incentive Plan, which number consists of (a) 32,045,000 shares of Common Stock initially available for issuance under the 2021 Incentive Plan and (b) an additional 3,000,000 shares of Common Stock that may become issuable under the 2021 Incentive Plan pursuant to its terms.
(3)Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the Nasdaq Global Select Market on September 23, 2021, which date is within five business days prior to the filing of this Registration Statement.
(4)Represents 6,409,000 shares of Common Stock available for future issuance under the ESPP.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference
The following documents, which have been filed with the Commission by MarketWise, Inc. (the “Company”), pursuant to the Exchange Act are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)the Company’s Annual Report on Form 10-K as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020, filed with the Commission on March 22, 2021, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on May 10, 2021 (each File No. 001-39405);
(b)the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 24, 2021 and July 19, 2021, respectively (each File No. 001-39405);
(c)the Company’s Current Reports on Form 8-K filed with the Commission on March 2, 2021, May 10, 2021, May 27, 2021, July 1, 2021, July 21, 2021, July 28, 2021 and August 12, 2021 (each File No. 001-39405); and
(d)the description of the Company’s Common Stock contained in the prospectus included in the Company’s registration statement on Form 8-A (File No. 001-39405) filed with the Commission on July 21, 2021, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.
Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.Description of Securities.
Not applicable.

Item 5.Interests of Names Experts and Counsel
Not applicable.
Item 6.Indemnification of Directors
Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, the Company’s certificate of incorporation and bylaws limit the liability of the Company’s directors to the fullest extent permitted by the DGCL, and provide that the Company will indemnify its directors to the fullest extent permitted by the DGCL.

The Company has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by its board of directors. Under the terms of such indemnification agreements, the Company is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was the Company’s director or officer or was serving at the Company’s request in an official capacity for another entity. The Company must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness, or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Company, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred; provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Company. Any claims for indemnification by the Company’s directors and officers may reduce its available funds to satisfy successful third-party claims against the Company and may reduce the amount of money available to the Company.
The Company also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.
See also the Undertakings set forth in the response to Item 9 herein.
Item 7.Exemption from Registration Claimed.
Not applicable.
Item 8.Exhibits.

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 333-39405) filed on July 28, 2021 with the Commission).

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 333-39405) filed on July 28, 2021 with the Commission).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	MarketWise, Inc. 2021 Incentive Award Plan.

99.2*	MarketWise, Inc. 2021 Employee Stock Purchase Plan.

99.3*	MarketWise, Inc. Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement.

99.4*	MarketWise, Inc. Form of Stock Appreciation Right Grant Notice and Stock Appreciation Right Agreement.

99.5*	MarketWise, Inc. Form of Restricted Stock Grant Notice and Restricted Stock Agreement.

99.6*	MarketWise, Inc. Form of Stock Option Grant Notice and Stock Option Agreement.
________________
* Filed herewith.

Item 9.Undertakings
(a)The undersigned Company hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, Maryland, on the 27th day of September, 2021.

MARKETWISE, INC.

By:	/s/ Dale Lynch
Dale Lynch
Chief Financial Officer
SIGNATURES AND POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Mark Arnold and Dale Lynch, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubtitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on September 27, 2021 in the capacities indicated.

Signature	Title	Date

/s/ Mark Arnold	Chief Executive Officer, Chairman, and Director	September 27, 2021
Mark Arnold	(principal executive officer)

/s/ Dale Lynch	Chief Financial Officer (principal financial and accounting	September 27, 2021
Dale Lynch	officer)

/s/ Manuel Borges		September 27, 2021
Manuel Borges	Director

/s/ Elizabeth Burton		September 27, 2021
Elizabeth Burton	Director

/s/ Mark Gerhard		September 27, 2021
Mark Gerhard	Director

/s/ Paul Idzik		September 27, 2021
Paul Idzik	Director

/s/ Riaan Hodgson		September 27, 2021
Riaan Hodgson	Director

/s/ Michael Palmer		September 27, 2021
Michael Palmer	Director

/s/ Van Simmons		September 27, 2021
Van Simmons	Director

/s/ Stephen Sjuggerud		September 27, 2021
Stephen Sjuggerud	Director